EXHIBIT 7
JOINT FILING AGREEMENT
In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including amendments thereto) with respect to the Common Stock of Synvista Therapeutics, Inc. and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. In evidence thereof, the undersigned, being duly authorized, have executed this Joint Filing Agreement this 3rd day of January 2008.

ATTICUS CAPITAL LP

By:	/s/ Timothy R. Barakett*

Timothy R. Barakett
Chairman and Chief Executive Officer

ATTICUS MANAGEMENT LIMITED

By:	/s/ Dennis Bertron

Dennis Bertron
Attorney-in-Fact

TIMOTHY R. BARAKETT

/s/ Timothy R. Barakett*

Timothy R. Barakett

*	by Dennis Bertron, attorney-in-fact